Exhibit 99.1

   Ascendia Brands, Inc. Announces Name Change, Change in Ticker Symbol to ASB
   __________________________________________________________________________

Lawrenceville, NJ, -- May 12th, 2006 -- Ascendia Brands, Inc. (AMEX: ICU), formerly Cenuco, Inc., today announced that its AMEX ticker symbol will change from ICU to ASB effective as of the opening of trading on Monday, May 15, 2006. The new CUSIP number for Ascendia's common stock will be 043509 10 8. No action is required on the part of stockholders.

The company's stockholders approved the name change at a Special Meeting held on May 3, 2006 and it became effective as of May 9.

"The name change to Ascendia Brands is a further step in the company's plan to build a strong market position around a series of brands that consumers know and trust," said Joseph Falsetti, Ascendia's President and Chief Executive Officer. "The Ascendia Brands name will become synonymous with reliability, quality and value but even more importantly, the Ascendia Brands name reflects what we stand for - a belief and set of values that transcend every facet of our business."

Ascendia's wireless applications development subsidiary will continue to do business under the Cencuo name.

About Ascendia Brands
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Ascendia Brands, Inc. is a leader in the value and premium value segments of the health and beauty care (HBC) products sector. In November 2005, Ascendia expanded its range of product offerings in the HBC market through the acquisition of a series of brands, including Baby Magic(R), Binaca(R), Mr. Bubble(R) and Ogilvie(R). The company is headquartered in Lawrenceville, New Jersey. The company operates two manufacturing and distribution facilities, in Binghamton, New York, and Toronto, Canada. Visit us on the web at http://www.ascendiabrands.com

For more information contact Elizabeth Houlihan at (609) 219-0930, ext 139, ehoulihan@ascendiabrands.com

Forward Looking Statements
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Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company's ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.